THE COMMONWEALTH OF MASSACHUSETTS
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B)

ARTICLE I
The exact name of the corporation is:
National Grid Communications Holdings, Inc.

ARTICLE II
The purpose of the corporation is to engage in the following business activities:

To provide telecommunications services, information services, other services or products subject to the jurisdiction of the Federal Communications Commission, or products or services that are related or incidental thereto, directly or indirectly through one or more subsidiaries.

To have as additional purposes all powers granted to corporations by the laws of the Commonwealth of Massachusetts, provided that no such purpose shall include any activity inconsistent with law.

ARTICLE III
State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue.

WITHOUT PAR VALUE			WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:		Common:	1,000	$1.00

Preferred:		Preferred:

ARTICLE IV
If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

None.

ARTICLE V
The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

None.

ARTICLE VI
**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, definng, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

See attached.

OTHER PROVISIONS

ARTICLE VI

A. Meetings of the stockholders of the corporation may be held anywhere in the United States.

B. The corporation may carry out any or all of the purposes referred to in Article II in whole or in part through one or more subsidiaries.

C. The corporation may carry out any actions referred to in Article II to the same extent as might an individual, whether as principal, agent, contractor, or otherwise, and either alone or in conjunction or as a joint venture or other arrangement with any corporation, association, trust, firm, or individual.

D. The corporation may participate with others, as a general or limited partner, in any business enterprise for any of the purposes which the corporation would have the power to conduct by itself.

E. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except with respect to any matter as to which such liability shall have been imposed (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section sixty-one or sixty-two of chapter one hundred and fifty-six B of the General Laws of Massachusetts, or (iv) for any transaction from which the director derived an improper personal benefit.

The corporation shall indemnify each of its directors and officers against any loss, liability or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, including but not limited to derivative suits (to the extent permitted by law), in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been a director or officer, except with respect to any matter as to which he shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation, or, to the extent that such matter relates to service with respect to any employee benefit plan, as in the best interests of the participants or beneficiaries of such plan. As to any matter disposed of by a compromise payment by a director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification, if no change in control has occurred (a) by a disinterested majority of the directors then in office, (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation, or (c) by the vote, at a meeting duly called and held, of the holders of a majority of the shares outstanding and entitled to vote thereon, exclusive of any shares owned by any interested director or officer or, if a change in control shall have occurred, by an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

In discharging his duties any such director or officer, when acting in good faith, shall be fully protected in relying upon the books of account of the corporation or of another organization in which he serves as contemplated by this Article, reports made to the corporation or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the board of directors of the corporation or similar governing body of such other organization, or upon other records of the corporation or of such other organization.

No director or officer shall be liable for any act, omission, step or conduct taken or had in good faith, which (whether by condition or otherwise) is required, authorized or approved by any order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Telecommunications Act of 1996, the Communications Act of 1934, or any other Federal statute or any state statute regulating the corporation or a subsidiary, if any, by reason of their being subsidiaries of public utility companies or public utility holding companies or by reason of their activities as such, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the forgoing provisions of this paragraph are found by the court not to constitute a valid defense on the grounds of not being applicable to the particular class of plaintiff, each such director and officer shall be reimbursed for, or indemnified against, all loss, liability and expense incurred by him or imposed on him, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this Section described; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interest of the corporation as heretofore provided in this Article. Such loss, liability and expense shall include, but shall not be limited to, judgments, court costs and attorneys' fees.

Expenses incurred with respect to the defense or disposition of any action, suit or proceeding heretofore referred to in this Article shall be advanced by the corporation prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification, which undertaking shall be accepted without reference to the financial ability of the recipient to make such repayment. If in an action, suit or proceeding brought by or in right of the corporation, a director is held not liable, whether because relieved of liability under the first paragraph of this Article or otherwise, he shall be deemed to have been entitled to indemnification for expenses incurred in defense of said action, suit or proceeding.

As used in this Article:

(i) The term "officer" includes (a) persons who serve at the written request of the corporation as directors, officers, or trustees of another organization and (b) employees of the corporation and its affiliates who serve in any capacity with respect to benefit plans for the corporation's employees.

(ii) An "interested" director or officer is one against whom in such capacity the proceeding in question or another proceeding on the same or similar grounds is then pending.

(iii) A "change in control" occurs when: (a) any individual, corporation, association, partnership, joint venture, trust or other entity or association thereof acting in concert (excluding any employee benefit plan, dividend reinvestment plan or similar plan of the corporation, or any trustee thereof acting in such capacity) acquires more than 20% of the corporation's outstanding stock having general voting rights or more than 20% of the common shares of any entity owning more than 50% of the corporation's outstanding stock having general voting rights, whether in whole or in part, by means of an offer made publicly to the holders of all or substantially all of such outstanding stock or shares to acquire stock or shares for cash, other property, or a combination thereof or by any other means, unless the transaction is consented to by vote of a majority of the continuing directors; or (b) continuing directors cease to constitute a majority of the board.

(iv) The term "continuing director" shall mean any director of the corporation who (a) was a member of the initial board of directors of the corporation as voted by the incorporators of the corporation, or (b) was recommended for his initial term of office by a majority of continuing directors in office at the time of such recommendation.

Nothing contained in this Article shall (i) limit the power of the corporation to indemnify employees and agents of the corporation or its subsidiaries other than directors and officers on any terms it deems appropriate not prohibited by law, (ii) limit the power of the corporation to indemnify directors and officers for expenses incurred in suits, actions, or other proceedings initiated by such director or officer or (iii affect any rights to indemnification to which corporation personnel other than directors and officers may be entitled by contract or otherwise. The rights provided in this Article shall not be exclusive of or affect any other right to which any director or officer may be entitled and such rights shall inure to the benefit of its or his successors, heirs, executors, administrators and other legal representatives. Such other rights shall include all powers, immunities and rights of reimbursement allowable under the laws of The Commonwealth of Massachusetts.

No amendment to or repeal of this Article shall apply to or have any effect upon the liability, exoneration or indemnification of any director or officer for or with respect to any acts or omissions of the director or officer occurring prior to such amendment or repeal.

F. These by-laws may be amended, altered or repealed at any meeting of the stockholders (or, prior to the issue of the initial capital stock, at any meeting of the incorporators), provided notice of the proposed amendment, alteration or repeal is given in the notice of said meeting. These may also be altered, amended or repealed by vote of a majority of the directors then in office, except that the directors shall not take any action which provides for indemnification of directors nor any action to amend this Article IX, and except that the directors shall not take any action unless permitted by law.

Any by-law so altered, amended or repealed by the directors may be further altered or amended or reinstated by the stockholders in the above manner.

ARTICLE VII
The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

ARTICLE III
The information contained in Article VIU is not a permanent part of the Articles of Organization.

a. The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is: 25 Research Drive, Westborough, Massachusetts 01582.

b. The name, residential address and post office address of each director and officer of the corporation is as follows: See attached.

OFFICERS AND DIRECTORS

ARTICLE VIII

OFFICERS

	Name	Residential	Business

President	Douglas C. Wiest	441 Bedford Street Concord, MA 01742	25 Research Drive Westborough, MA 01582
Treasurer	John G. Cochrane	8 Captain Thomson Lane Hingham, MA 02043	25 Research Drive Westborough, MA 01582
Clerk	Gregory A. Hale	45 Wells Park Road Sturbridge, MA 01566	25 Research Drive Westborough, MA 01582

DIRECTORS

Edward Astle	Little Waltham, Chelmsford Essex, England CM3 3LE	1-3 Strand London, WC2N 5EH
John G. Cochrane	8 Captain Thomson Lane Hingham, MA 02043	25 Research Drive Westborough, MA 01582
Melissa Sellars	4 Reckitt Road Chiswick, London W4 2BT	1-3 Strand London, WC2N 5EH
Richard P. Sergel	34 Brook Street Wellesley, MA 02482	25 Research Drive Westborough, MA 01582
Douglas C. Wiest	441 Bedford Street Concord, MA 01742	25 Research Drive Westborough, MA 01582

c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: March.

d. The name and business address of the resident agent, if any, of the corporation is: None.

ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY, I/we, whose signature(s) appear below as incorporator(s) and whose name(s) and business or residential address(es) are clearly typed or printed beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 6th day of November, 2003.

/s/ James P. Meehan /s/ Gregory A. Hale
James P. Meehan 25 Research Drive Westborough, MA 01582	Gregory A. Hale 25 Research Drive Westborough, MA 01582

Consent of National Grid Communications, Inc.

I, Douglas C. Wiest, President of National Grid Communications, Inc. hereby consent to the formation of National Grid Communications Holdings, Inc.

                                                                                     National Grid Communications, Inc.

Dated: November 6, 2003                                                  /s/ Douglas C. Wiest
                                                                                   Douglas C. Wiest, President

COMMONWEALTH OF MASSACHUSETTS

WORCESTER, ss.

Sworn and subscribed to me, a Notary Public, in and for said County and Commonwealth, this 6th day of November, 2003.

                                                                               /s/ Sandra J. Brochu
                                                                        Sandra J. Brochu, Notary Public
                                                                        My Commission Expires: 8/19/2005